Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

November 3, 2021	FIRM / AFFILIATE OFFICES
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Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320

Re:	Registration Statement on Form S-8

To the addressees set forth above:

We have acted as special counsel to Amgen Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) of an additional $200,000,000 deferred compensation obligations (the “Obligations”) issuable pursuant to the Company’s Nonqualified Deferred Compensation Plan, as Amended and Restated Effective October 16, 2013, as subsequently amended effective October 14, 2016, January 1, 2020 and January 1, 2022 (the “Plan”). The Obligations will be issued from time to time pursuant to one or more agreements (the “Plan Agreements”), to be entered into by and between participants in the Plan (the “Participants”) and the Company (or certain of its subsidiaries and/or affiliates) in accordance with the terms of the Plan. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein as to the Obligations.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without independently verifying such factual matters. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein only as to the Delaware General Corporation Law and the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the State of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Our opinion is based upon our consideration of only those statutes, regulations and reported decisional law, which in our experience are normally applicable to deferred compensation plans.

November 3, 2021

Subject to the foregoing and the other matters stated herein and in reliance on them, it is our opinion that the Obligations, when incurred in the manner contemplated by the Registration Statement and the Plan and subject to the Company completing all actions and proceedings required on its part to be taken under the terms of the Plan, will be legally valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Plan.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (ii) (a) the effect of general principles of equity whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (b) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (c) provisions authorizing or validating conclusive or discretionary determinations, and (d) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that each of the Plan Agreements and the election forms to be delivered by the Participants pursuant to Section 2.2 of the Plan (the “Election Forms”) will be in the form examined by us, (b) that each of the Plan, the Plan Agreements and the Election Forms constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of each of the Plan, the Plan Agreements and the Election Forms as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

In addition, we express no opinion with respect to any obligations or liabilities of any other person or entity under the Plan. We further express no opinion with respect to the liabilities or obligations of the Company, or any other person or entity, under any trust agreement entered into or that may be entered into in connection with the Plan.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP